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EXHIBIT 99.24

                           ARTICLES OF INCORPORATION

                                       OF

                            GCI SATELLITE CO., INC.


         We, the undersigned natural persons over the age of eighteen (18) years, acting as incorporators of a corporation under the Alaska Corporation Code, AS 10.06, do hereby adopt the following Articles of Incorporation for such corporation.

                                ARTICLE I - Name

         The name of the corporation ("Corporation") is: GCI SATELLITE Co., Inc.

                        ARTICLE II - Purposes and Powers

         The purposes for which the Corporation is specifically organized are the acquisition of transponders on a satellite, and the construction and operation of a fiber optic network linking certain cities in the State of Alaska with the 48 contiguous United States.

         The Corporation shall have and may exercise all of the general powers of a natural person, including those provided in AS 10.06.010, as amended.

                    ARTICLE III - Registered Office and Agent

         The address of the Corporation's registered office and the name of its registered agent is Hartig, Rhodes, Norman, Mahoney & Edwards, P.C., 717 "K" Street, Anchorage, AK 99501.

                              ARTICLE IV - Capital

         The Corporation shall have the authority to issue ten thousand (10,000) shares of no par value stock. These shares shall be common voting shares, each share having one (1) vote.




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                        ARTICLE V - No Preemptive Rights

         Pursuant to AS 10.06.210(a)(1)(B), no holder of any stock of the Corporation shall be entitled to purchase, subscribe for or otherwise acquire, as a matter of right, any new or additional shares of stock, of any class, in the Corporation, any options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares in the Corporation, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such shares.

                        ARTICLE VI - No Cumulative Voting

         Pursuant to AS 10.06.420(d), shareholders shall not cumulate their votes, but must vote shares held by them for as many persons as there are directors to be elected.

                      ARTICLE VII - Power to Redeem Shares

         Pursuant to AS 10.06.325, the Corporation has the power on majority vote of the shareholders, to redeem, in whole or in part, any class of outstanding shares.

                      ARTICLE VIII - Quorum of Shareholders

         A quorum for the conducting of any shareholder business shall be fifty-one percent (51%) of all outstanding shares that are entitled to vote.

                         ARTICLE IX - Initial Directors

         The initial number of directors of the Corporation shall be four (4). The names and addresses of the initial directors, who shall serve until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

                                    Ronald A. Duncan
                                    2550 Denali Street, Suite 1000
                                    Anchorage, AK 99503




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                                    John M. Lowber
                                    2550 Denali Street, Suite 1000
                                    Anchorage, AK 99503

                                    Wilson Hughes
                                    2550 Denali Street, Suite 1000
                                    Anchorage, AK 99503

                                    Donne F. Fisher
                                    Tele-Communications, Inc.
                                    4643 S. Ulster, Suite 400
                                    Denver, CO 80237

         The number of directors may be increased or decreased from time to time by an amendment of the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. The directors may fill any vacancy on the board created by reason of removal or retiring of any director.

                          ARTICLE X - Alien Affiliates

         The Corporation is not affiliated with any nonresident alien or a corporation whose place of incorporation is outside the United States (as defined in AS 10.06.990(2) and (3)).

                       ARTICLE XI - Liability of Directors

         The directors of the Corporation shall not be liable to the Corporation for monetary damages for a breach of fiduciary duty except for:

         1. A breach of a director's duty of loyalty to the Corporation;

         2. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

         3. A transaction from which the director derives an improper personal benefit.




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                              ARTICLE XII - Bylaws

         The initial Bylaws of the Corporation shall be adopted by the Board of Directors, and the power to alter, amend or repeal the Bylaws shall be reserved to the board. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the Alaska Corporation Code or with these Articles of Incorporation.

                             ARTICLE XIII - Duration

         The duration of the Corporation shall be perpetual.

                          ARTICLE XIV - Effective Date

         These Articles will be effective upon filing.

                         ARTICLE XV - Special Provisions

         1. The Corporation shall not engage in any dissolution, liquidation, merger, consolidation or sale, transfer, assignment, lease, conveyance or other disposal of all or substantially all of its property in any one transaction or series of transactions as long as any indebtedness under the Fiber Construction Facility by the Alaska United Fiber System Partnership remains outstanding, other than (a) any such transaction with or into GCI, Inc., or any of its Restricted Subsidiaries otherwise effected in accordance with the terms of that Indenture of 1997, between GCI, Inc., and the Bank of New York, as trustee ("Indenture"), (b) any such transaction with or into another Unrestricted Subsidiary and (c) any such transaction which, assuming for purposes of this clause (c) only that such Unrestricted Subsidiary were a Restricted Subsidiary, would comply with the covenant entitled "Limitation on Asset Sales" in the Indenture; provided, however, that any Net Available Cash derived therefrom may also be used to prepay, repay or purchase indebtedness under such Fiber Construction Facility.

                  As used herein, "Restricted Subsidiaries" means (i) any Subsidiary of GCI, Inc., on or after the issue date for the Indenture notes, unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of "Unrestricted Subsidiary" and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted



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Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."

                  "Subsidiary" of GCI, Inc., means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, of which at least a majority of the total voting power of the voting stock is held by GCI, Inc.

                  "Unrestricted Subsidiary" means (a) the Corporation, GCI Satellite Co., Inc., GCI Fiber Co., Inc., Fiber Hold Co., Inc., and Alaska United Fiber System Partnership and (b) any Subsidiary of an Unrestricted Subsidiary.

                  "Net Available Cash" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to such properties or assets or received in any other non cash form) in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, and in each case net of all payments made on any indebtedness (a) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or (b) which must (1) by its terms, or in order to obtain a necessary consent to such Asset Sale (except, in the case of this clause (b), indebtedness that is pari passu with or subordinated to the Indenture notes), or (2) by applicable law be repaid out of the proceeds from such Asset Sale, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

                  "Asset Sale" means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a sale and leaseback transaction) by the Corporation in any single transaction or series of transactions of (a) shares of capital stock or other ownership interests in another person (including capital stock of Unrestricted Subsidiaries); or (b) any other property of the Corporation; provided, however, that the term "Asset Sale" shall not include: (i) the sale or transfer of temporary cash investments, inventory, accounts


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receivable or other property (including, without limitation, the lease of excess satellite transponder capacity and the lease of excess fiber capacity) in the ordinary course of business; (ii) the liquidation of property received in settlement of debts owing to the Corporation as a result of foreclosure, perfection or enforcement of any lien or debt, which debts were owing to the Corporation in the ordinary course of business; (iii) the sale or transfer of any property by the Corporation or to any of the Restricted Subsidiaries; (iv) a disposition in the form of a restricted payment permitted to be made pursuant to "--Certain Covenants--Limitation on Restricted Payments" in the Indenture; or
(v) a disposition (taken together with any other dispositions in a single transaction or series of related transactions) with a fair market value and a sale price of less than $5 million.

         2. The Corporation's board of directors shall consist of not less than one outside director.

         IN WITNESS WHEREOF, I have signed these Articles this 22 day of July, 1997.

                                                     /s/
                                                     Robert B. Flint

         IN WITNESS WHEREOF, I have signed these Articles this 22nd day of July, 1997.

                                                     /s/
                                                     Bonnie J. Paskvan

STATE OF ALASKA                     )
                                    ) ss.
THIRD JUDICIAL DISTRICT             )

         Robert B. Flint says on oath or affirms that he has read the foregoing Articles of Incorporation of GCI Satellite Co., Inc., and believes all statements made in the document are true and correct.


                                            /s/
                                            Notary Public in and for the State
                                            of Alaska
                                            My commission expires: 4-11-2001





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STATE OF ALASKA                     )
                                    ) ss.
THIRD JUDICIAL DISTRICT             )

         Bonnie J. Paskvan says on oath or affirms that she has read the foregoing Articles of Incorporation of GCI Satellite Co., Inc., and believes all statements made in the document are true and correct.

                                            /s/
                                            Notary Public in and for the State
                                            of Alaska
                                            My commission expires: 4-11-2001





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